Bank of America.
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000

Servicer Compliance Statement
LMT 2006-2

I, H. Randall Chestnut, a Senior Vice President of Bank of America hereby certify pursuant to section 2.04 of the Third Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement dated February 1, 2006 (hereinafter, the “Underlying MLSSA”) as amended by that certain Amendment Reg AB dated as of February 23, 2006 by and between Lehman Brothers Holdings INC., (the “Seller” or “LBH”) and Bank of America, N.A. (as the “Servicer”), and acknowledged by Aurora Loan Services LLC, (“Aurora”) and LaSalle Bank N.A., as trustee (the “Trustee”) that; (i) a review of Bank of America, N.A. activities during the 2006 calendar year and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout the 2006 calendar year.

March 1, 2007

By: /s/ H. Randall Chestnut
Name: H. Randall Chestnut
Title: Senior Vice President